Exhibit 10.13
SUBORDINATED PROMISSORY NOTE

$9,754,465	Philadelphia, Pennsylvania April 18, 2008
     FOR VALUE RECEIVED, TRM Corporation, an Oregon corporation (“Maker”), promises to pay to Douglas Falcone (“Payee”), in lawful money of the United States of America, the principal sum of Nine Million Seven Hundred Fifty Four Thousand Four Hundred Sixty Five dollars ($9,754,465), together with interest in arrears on the unpaid principal balance at an annual rate equal to thirteen percent (13%), in the manner provided below. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.
     This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Stock Purchase Agreement, dated April 18, 2008 , by and between Maker and Payee (the “Agreement”) and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement.
1. PAYMENTS
1.1 PRINCIPAL AND INTEREST
The principal amount of this Note, together with accrued but unpaid interest and all other amounts payable under this Note shall be due and payable on April 18, 2015 (the “Maturity Date”). Interest on the unpaid principal balance of this Note shall be due and payable quarterly in arrears 50 days following the end of each quarter, commencing with July 1, 2008.
1.2 MANNER OF PAYMENT
All payments of principal and interest on this Note shall be made by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of New Jersey.
1.3 SUBORDINATION
Payee hereby agrees that until the amounts owed pursuant to the Securities Purchase Agreement dated as of April 18, 2008 (the “Lampe II Facility”) among, inter alia, Maker, the purchasers named therein and Lampe Conway & Co., LLC, as administrative agent and collateral agent (in such capacities (“Agent”), have been indefeasibly paid in full in cash, and notwithstanding anything to the contrary in this Note or any other agreement related hereto (other than Section 7.5 of the Purchase Agreement), all rights of payment or enforcement in favor of Payee under this Note and all other obligations of Maker to Payee under this Note, shall in all respects be, and effective immediately hereby are, subject, subordinate, and junior, in right of payment and enforcement, to the prior indefeasible payment of the Lampe II Facility in full in cash; provided, however, that so long as no default or event of default under the Lampe II Facility has occurred and is continuing, Payee may receive payments from Maker in accordance with this Note. In the event of any payment or distribution of assets of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to Maker or its subsidiaries, or any of their property, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership, arrangement, or similar proceedings or upon an assignment for the benefit of creditors, or upon any other marshaling or composition of the assets and liabilities of Maker or its subsidiaries, or otherwise (such events, collectively, the “Insolvency Events”): (i) all amounts owing on account of the Lampe II Facility shall first be indefeasibly paid in full in cash before any payment or distribution on account of Payee may be received by or on behalf of Payee; and (ii) to the extent permitted by applicable law, any payment or other distribution on account of Payee to which it would be entitled but for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution directly to the Agent under the Lampe II Facility, for application to the payment of the Lampe II Facility in accordance with clause (i), after giving effect to any concurrent payment or distribution or provision therefor to the Agent under the Lampe II Facility, in respect of such Lampe II Facility; provided, however, that so long as no default or event of default under the Lampe II Facility has occurred and is continuing under the Lampe II Facility, Payee may receive payments from Maker in accordance with this Note. Notwithstanding anything in this Note or any other agreement related hereto to the contrary, until the Lampe II Facility is indefeasibly repaid in full in cash, if a default or event of default has occurred and is continuing thereunder, (y) Maker shall not make, and Payee agrees not to accept or receive, directly or indirectly, any payment (whether of principal or interest) or other distribution on account of Payee, and (z) Payee further agrees that the failure to pay when otherwise due any amount that would be payable to Payee but for this Section, shall not, in and of itself, constitute a default of Maker’s under this Note.
1.4 OPTIONAL PREPAYMENT
Maker may, without premium or penalty, at any time and from time to time, but subject to Section 1.3, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.
1.5 MANDATORY PREPAYMENT
In the event of a Change of Control, but subject to Section 1.3, Maker shall pay Payee the outstanding principal and interest due on this Note. “Change of Control” shall mean:
(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Maker and its subsidiaries taken as a whole, to any “person” (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

(b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is defined in Rule 13d-3 under the Exchange Act), becomes the “Beneficial Owner” (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the voting stock of Maker; or
(c) Maker consolidates or merges with or into another Person or any Person consolidates or merges with or into Maker, in either case under this clause (c), in one transaction or a series of related transactions in which immediately after the consummation thereof Beneficial Owners (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of voting stock representing in the aggregate a majority of the total voting power of the voting stock of Maker immediately prior to such consummation are not Beneficial Owners, directly or indirectly, of voting stock representing a majority of the total voting power of the voting stock of Maker or the surviving or transferee Person immediately following such consummation.
2. DEFAULTS
2.1 EVENTS OF DEFAULT
The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder (“Event of Default”):
(a) If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for fifteen (15) days after Payee notifies Maker thereof in writing.
(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.
(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties; (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 60 days or (iv) if Maker makes an assignment for the benefit of creditors.
2.2 NOTICE BY MAKER
Maker shall notify Payee in writing within five days after the occurrence of any Event of Default.
2.3 REMEDIES
Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

3. MISCELLANEOUS
3.1 WAIVER
The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest. Maker also hereby waives trial by jury in any judicial proceeding brought by either party with respect to this Note.
3.2 NOTICES
Any notice required or permitted to be given hereunder shall be given in accordance with Section 10.3 of the Agreement.
3.3 SEVERABILITY
If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
3.4 SECURITY INTEREST
This Note may be secured in the future by a pledge of 100% of the Capital Stock in accordance with a separate Pledge, Security and Escrow Agreement of even date herewith.
3.5 GOVERNING LAW
This Note will be governed by and construed under the laws of the State of New Jersey without regard to conflicts-of-laws principles that would require the application of any other law.
3.6 PARTIES IN INTEREST
This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker. Subject to the preceding sentence, this Note will be binding in all respects upon Maker and inure to the benefit of Payee and its successors and assigns.
3.7 SECTION HEADINGS; CONSTRUCTION
The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof, the words “including” or “includes” do limit the preceding words or terms and the word “or” is used in the inclusive sense.
[SIGNATURE APPEARS ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Note has been executed by the parties hereto as of the date first stated above.

TRM CORPORATION
By:	/s/ Richard Stern
	Name:	Richard Stern
	Title:	President & Chief Executive Officer

For the purposes of Section 1.3 only:
/s/ Douglas Falcone
Douglas Falcone